Exhibit 10.2

G-III apparel group, ltd.
EXECUTIVE TRANSITION agreement
with jeffrey goldfarb

AGREEMENT made as of the fourth day of December, 2023, by and between G-III APPAREL GROUP, LTD. (the “Company”) and JEFFREY GOLDFARB (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is employed as an executive of the Company; and

WHEREAS, the parties entered into an Executive Transition Agreement dated as of the 14th day of July, 2008, as amended (the “Prior Agreement”) providing for certain severance protections in the event of an involuntary termination of the Executive’s employment in conjunction with a “change in control” of the Company, as described therein; and

WHEREAS, it is the intention of the Company and the Executive that this Agreement supersede the Prior Agreement, and that from and as of the date hereof the Prior Agreement shall be cancelled and of no further force and effect;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.Severance Protection.
1.1Severance Events. Subject to the provisions of this Agreement, the Executive will receive the severance payments and benefits described in Section 1.2 if a Change in Control (as defined below) occurs and, at any time during the (a) three-month period prior to the date of the Change in Control or (b) two-year period beginning on the date of the Change in Control, (i) the Company terminates the Executive’s employment without Cause (as defined below), or (ii) the Executive terminates the Executive’s employment for Good Reason (as defined below). For the purposes hereof, the term “Company” shall be deemed to include the Company, any subsidiary of the Company and, following a Change in Control, any direct or indirect successor to the Company.
1.2Severance Payments and Benefits. If a severance event described in Section 1.1 occurs, then, subject to timely compliance with the release condition specified in Section 2 below, the Executive will be entitled to receive the following severance payments and benefits:
(a)an amount equal to 2.0 times the sum of (i) the Executive’s highest annual rate of salary in effect during the one-year period preceding the date the Executive’s employment terminates, plus (ii) the greater of (a) the average annual cash bonus earned by the Executive during the two fiscal years preceding the fiscal year in which the Executive’s employment terminates and (b) an annual bonus amount of $500,000, which amount will be payable in equal periodic installments during the 24-month period following the termination of the Executive’s employment in accordance with normal payroll practices (for purposes of Section 409A of the Code, this series of installment payments is treated as a right to a series of separate payments), subject to delayed commencement and related make-up payment provisions set forth in Sections 2 and 11 of this Agreement; and
(b)if, immediately before the termination of the Executive’s employment, the Executive and/or the Executive’s spouse and/or any of the Executive’s dependents participates (other than via COBRA) in a Company group health plan, then, for the 24 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), the Executive and/or such spouse and/or dependents may elect to continue participating in the Company’s plan at the same benefit and contribution levels and on the same basis as if the Executive’s employment had continued (which continuing participation will be deemed to be in addition to and not in lieu of COBRA); provided, however, that, if provision of such coverage is not permitted by the plan or by applicable law or would otherwise cause the Company to incur a penalty or additional tax, then, in lieu of such coverage, the Company will provide COBRA continuation coverage to the Executive, and the Executive’s spouse and/or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage, and, pursuant to applicable tax laws, the amount of the Company’s subsidy will be reported as W-2 wage income to the Executive.
1.3Definitions. For the purposes hereof, the following terms shall have the following meanings:
(a)“Cause” means (1) the Executive’s repeated failure or refusal to perform the duties of the Executive’s employment, consistent with past practice and his position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Executive’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Executive’s performance of any act or the Executive’s failure to act, for which, if the Executive were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Executive’s performance of any act or the Executive’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Executive to secure any personal profit (other than pursuant to the terms of the Executive’s employment or through the Executive’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Executive or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Executive’s illegal use of controlled substances; (8) any act or omission by the Executive involving malfeasance or gross negligence in the performance of the duties of the Executive’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Executive of the duties of the Executive’s employment, relating to any contract, agreement or commitment made by or applicable to the Executive in favor of any former employer or any other person.
(b)“Change in Control” means (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's voting stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Morris Goldfarb, shall become the beneficial owner of 35% or more of the Company's then outstanding voting stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company (the “Board”) shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
(c)“Good Reason” means any of the following events that occur, after expiration of any remedy or cure period, (1) (i) a material reduction or diminution in the Executive’s title, position, authority, duties or responsibilities, or (ii) the assignment to the Executive of duties which are materially inconsistent with the Executive’s title and position or which materially impair the Executive’s ability to function in his title and position, or (iii) a change in the Executive’s line of reporting, (2) a change in the principal location of the Executive’s employment to a location more than fifty (50) miles outside of New York City, except for travel reasonably required as part of such employment, (3) failure to timely pay the Executive any salary or bonus when due, (4) any reduction in (i) the Executive’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control or (ii) the amount of annual bonus paid to the Executive after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year or (5) the non-renewal or non-extension by the Company of the term of any employment agreement in effect between the Company and the Executive for reasons other than Cause or “cause” as defined in such employment agreement. Notwithstanding the foregoing, in order to terminate for “Good Reason,” the Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that the Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.
2.Release of Claims; Timing of Payments. Notwithstanding anything herein to the contrary, Executive’s right to receive and retain any severance payments or benefits under this Agreement shall be conditioned upon receipt by the Company, within the applicable 60-day time period described below, of a release substantially in the form annexed hereto as Exhibit A, which is no longer subject to revocation; it being understood that such release will not affect Executive’s right to indemnity or vested benefits.  For the purpose of the preceding sentence, the applicable period shall be 60 days after the date of Executive’s termination of employment, or, if the event giving rise to severance payments and benefits is a Change in Control occurring after Executive’s termination of employment, 60 days after the date of the Change in Control. If the Executive fails to timely satisfy the foregoing release condition, then the Executive will not be entitled to receive or retain any severance payments or benefits under this Agreement. Subject to the provisions hereof, including, without limitation, satisfaction of the release condition imposed pursuant to this section and any delayed payment requirement that may be imposed by Section 11 below, severance payments required to be made under this Agreement shall be made or begin at the end of the applicable 60-day time period described above; and, on such payment commencement date, the Executive will be entitled to receive a single sum make-up payment equal to the sum of the severance payments the Executive would have received from the date of the event giving rise to such severance payments and the delayed start date for such payments.
3.Golden Parachute Tax Limitation. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement entered into by and between the Executive, on the one hand, and the Company or any of its affiliates, on the other hand, or in any incentive arrangement or plan (including equity arrangements and plans) offered by the Company or its affiliates, in the event that any amount or benefit paid or provided (or to be paid or provided) to the Executive pursuant to this Agreement, taken together with any other amounts or benefits paid or provided (or to be paid or provided) to the Executive by the Company or its affiliates (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject the Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), then the provisions of this Section 3 will apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount that can be paid to the Executive without the Executive incurring an Excise Tax, then, solely to the extent that the Executive would be better off on an after-tax basis (taking into account all federal, state, and local taxes, including income, employment, and excise taxes) by receiving the maximum portion of the Covered Payments that may be made without the Executive becoming subject to the Excise Tax, the amounts payable to the Participant under this Agreement (or under any other agreement, arrangement, or plan) will be reduced (but not below zero) to the maximum amount that may be paid without the Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that the Executive receives reduced payments and benefits as a result of the application of this Section 3, reduction will be made in accordance with the following rules: (i) first, reductions will first be made from payments and benefits that are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then will be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code; (ii) second, within such categories, reductions will first be made to cash severance payments before being made to other cash payments, and then last to payments in connection with equity awards; and (iii) third, within such categories, reductions will be made to payments and benefits in reverse chronological order (i.e., amounts due to be paid later will be reduced before amounts due to be paid sooner).

(b)  The accounting firm engaged by the Company for general tax purposes or such other nationally-recognized accounting firm selected by the Company will perform the calculations contemplated by this Section 3. The Company and the Executive agree to provide such firm with such information and documents as such firm may reasonably request in order to perform such calculations. The Company will bear all expenses of such firm with respect to the determinations required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a payment, either before or after the application of the Payment Cap, then it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such payments. Any good faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and the Executive.

4.Effect of Other Agreements. Notwithstanding the provisions hereof, if any termination or severance payments or benefits are made or provided to the Executive by the Company pursuant to a written employment or other agreement between the Executive and the Company, the payments and benefits required to be provided under this Agreement shall be reduced by the amount of the comparable payments and benefits payable under such other agreement(s) in order to avoid duplication.
5.No Duty to Mitigate. Except as otherwise specifically provided herein, the Executive’s entitlement to payments and benefits hereunder is not subject to mitigation or a duty to mitigate by the Executive.
6.Successors and Assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall include any such successor or assignee.
7.Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the payments and benefits intended to be provided, then the Executive shall be entitled to select and retain counsel at the expense of the Company (up to a maximum of $50,000) to represent the Executive in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.
8.Not a Contract of Employment.  This Agreement shall not be deemed to constitute a contract of employment between the Executive and the Company. Nothing contained herein shall be deemed to give the Executive a right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate the Executive’s employment at any time.
9.Governing Law; Venue.  This Agreement shall be governed by the laws of the State of New York, excluding its conflict of law rules. Any suit with respect to this Agreement will be brought in the federal or state courts in the districts, which include New York, New York, and the Executive hereby agrees to submit to the personal jurisdiction and venue thereof.

10.Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.
11.Tax Withholding; Section 409A Compliance. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding. For the purposes of this Agreement, a “termination of employment” or words of like import shall mean a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder. Notwithstanding any provision to the contrary in this Agreement, any payment otherwise required to be made to the Executive on account of the termination of the Executive’s employment, to the extent such payment is properly treated as deferred compensation subject to the Section 409A of the Code and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, and only if the Executive is treated as a “specified employee” within the meaning of Section 409A of the Code at the time of such termination of employment, shall not be made until the first business day after the expiration of six months from the date of the Executive’s termination of employment or, if earlier, the date of Executive’s death. On the payment date, as so delayed, there shall be paid to the Executive (or the Executive’s estate, as the case may be) in a single cash payment an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. To the extent the Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits the Executive receives in one year shall not affect amounts provided in any other year, (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred; and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. It is intended that any amounts payable under this Agreement and Company’s and Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted in a manner that is consistent with that intent (including that, to the extent required by Section 409A of the Code to avoid adverse tax consequences, if a payment or benefit hereunder is triggered as a result of a Change of Control, then such Change of Control must also constitute a “change in control event” as defined in Treasury Regulations issued under Section 409A of the Code). Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.
12.Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof (including the Prior Agreement). This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Name: Neal S. Nackman
Title: Chief Financial Officer

/s/ Jeffrey Goldfarb
Jeffrey Goldfarb

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of the __ day of  _______ 20__, by and between [Executive] (“Executive”) and G-III Apparel Group, Ltd. (the “Company”).

1.This will confirm that a severance event as described in Section 1.1 of the Executive Transition Agreement between Executive and the Company, dated October ___, 2023 (the “Executive Transition Agreement”), has occurred. In accordance with paragraph 2 of the Executive Transition Agreement, the Executive’s right to receive and retain any severance payments or benefits under the Executive Transition Agreement is conditioned upon the timely receipt by the Company of a general release by the Executive in favor of Company, its affiliates and their officers, directors and employees, which is no longer subject to revocation. Accordingly, in consideration of the severance payments and benefits under the Executive Transition Agreement and other good and valuable consideration, Executive for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby covenants not to commence an action or proceeding against, and releases and forever discharges, the Company and its, parent, subsidiaries, affiliates and their officers, directors, employees, and agents, and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims and actions relating to Executive’s employment or the termination of Executive’s employment with the Company, including but not limited to actions arising under the New York State Executive Law, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, and the Administrative Code of The City of New York, and all other causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, including tort or negligence claims, against the Company, its subsidiaries, affiliates, officers, directors, employees, and agents, which Executive ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof. The parties also agree that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the laws under its jurisdiction (the “EEO Laws”), or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the EEO Laws.  In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. This release does not affect the Executive’s right, if any, to receive any vested payments or benefits accrued and payable under and in accordance with the Executive Transition Plan or any employee benefit plan in which Executive is a participant, nor shall this release affect any right the Executive may have to indemnification by the Company. For the purposes hereof, the term “Company” shall include any direct or indirect successor to the Company. Executive does not waive or release any claims which arise after the date Executive executes this Agreement.

2.Executive has been advised to consult with an attorney prior to executing this Agreement.  By executing this Agreement, Executive acknowledges that (a) he has been provided with an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) this is a final offer and Executive has been given [21 or 45, as applicable]

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EXHIBIT A

days in which to consider whether he wishes to enter into this Agreement, (c) Executive has elected to enter into this Agreement knowingly and voluntarily and (d) if he does so within fewer than [21]/[45] days from receipt of the final document he has knowingly and voluntarily waived the remaining time.  This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has 7 days following execution of this Agreement to change his mind (the “Revocation Period”) by delivering written notice of such change to the Company within such 7-day period (and in the event of such a revocation, for the avoidance of doubt, severance payments and benefits under the Executive Transition Agreement will be forfeited by Executive).

Executive

G-III APPAREL GROUP, LTD.

By:
Title:

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